Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

212-735-3000

September 29, 2006

BlackRock, Inc.

40 East 52nd Street

New York, New York 10022

Re:	BlackRock, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to BlackRock, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of (i) an aggregate of 15,346,520 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to The PNC Financial Services Group, Inc. Incentive Savings Plan (the “PNC Plan”), the BlackRock, Inc. Retirement Savings Plan, the BlackRock, Inc. 1999 Stock Award and Incentive Plan, the BlackRock, Inc. 2001 Employee Stock Purchase Plan, the BlackRock, Inc. 2002 Long-Term Retention and Incentive Program and the BlackRock, Inc. Non-employee Directors Stock Compensation Plan (collectively, the “Stock Plans”) and (ii) $102,000,000 of deferred compensation obligations of the Company (the “Obligations”) pursuant to the BlackRock, Inc. Voluntary Deferred Compensation Plan and the BlackRock, Inc. Involuntary Deferred Compensation Plan (the “Deferred Compensation Plans” and, together with the Stock Plans, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

BlackRock, Inc.

September 29, 2006

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement in the form to be filed with the Commission under the Act on the date hereof; (ii) the Plans; (iii) a specimen certificate representing the Common Stock; (iv) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware (the “Certificate of Incorporation”); (v) the Amended and Restated By-laws of the Company, as certified by the Secretary of the Company (the “Bylaws”); and (vi) resolutions of the Board of Directors of the Company, adopted September 27, 2006, relating to the Plans, the Plan Shares and the filing of the Registration Statement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. The opinions set forth below are subject to the following further qualifications, assumptions and limitations that:

(a)	we have assumed that the consideration received by the Company for each Plan Share delivered pursuant to the Plans will not be less than the par value of the Common Stock;

(b)	we have assumed that the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Plan Shares and that such stock certificates will conform to the specimen certificate examined by us;

BlackRock, Inc.

September 29, 2006

(c)	we have assumed that the performance by the Company of its obligations under the Obligations will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject (except that we do not make the assumption set forth in this clause (i) with respect to the Company’s Certificate of Incorporation or Bylaws), (ii) any law, rule, or regulation to which the Company or any of its properties is subject (except that we do not make the assumption set forth in this clause (ii) with respect to the General Corporation Law of the State of Delaware and those laws, rules and regulations of the State of New York and those federal laws, rules and regulations of the United States of America, in each case that, in our experience, are normally applicable to transactions of the type contemplated by the Obligations, but without our having made any special investigation as to the applicability of any specific law, rule or regulation), (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority;

(d)	we express no opinion with respect to the law of the Commonwealth of Pennsylvania and have assumed that the Company has complied and will comply with all aspects of the laws of the Commonwealth of Pennsylvania in connection with the PNC Plan and that such laws have no effect on the opinions set forth herein; and

(e)	the validity or enforcement of the Obligations may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than Delaware corporate laws and the laws of the State of New York, and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Plan Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Plans, the Plan Shares will be validly issued, fully paid and nonassessable and (ii) the Obligations have been duly authorized for issuance and, when so issued in accordance with the terms of the Deferred Compensation Plans, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

BlackRock, Inc.

September 29, 2006

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meager & Flom LLP

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